Exhibit 99.1

For Immediate Release	Contact: Gene Bertcher
(972) 407-8400
New Concept Energy Reports Fourth Quarter and Full Year 2009 Financial Results
Dallas, Texas (Business Wire) March 31, 2010: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported a net loss for the twelve months ended December 31, 2009 of $2.2 million or $1.27 per share, compared to net income of $15.5 million or $8.92 per share for the twelve months ended December 31, 2008. Net loss for the three months ended December 31, 2009 was $2.2 million as compared to a net loss of $150,000 for the three months ended December 31, 2008.
The loss in 2009 is primarily attributable to a non-cash charge to operations of $1.7 million related to impairment of the Company’s oil and gas reserves. In addition, the spot price for natural gas in the markets where the Company operates was substantially lower in 2009 than in 2008. The net income in 2008 was primarily attributable to a one-time sale of mineral rights in the Fayetteville Shale resulting in a gain of $16.4 million.
Revenues and Operating Expenses: Total revenues for 2009 totaled $4.1 million compared to $3.6 million in 2008. The primary reason for the increase is the acquisition of the oil and gas operations in September 2008. Fiscal 2009 reflects a full twelve months of operating revenue for the oil and gas operations, while 2008 reflects only four months of such revenue.
Revenue for the retirement facility totaled approximately $2.9 million for 2008 and 2009.
Operating expenses totaled $6.8 million for 2009 compared to $3.7 million for 2008. In 2009, oil and gas operating costs totaled $1.5 million compared to $496,000 in 2008 due to the acquisition of the oil and gas operations described above. In 2009, the company recorded a non-cash charge to operations of $1.7 million for impairment of natural gas and oil properties, pursuant to the results of the full-cost ceiling test. Also in 2009, the Company recorded accretion of discount related to its asset retirement obligation of $117,000. Operating expenses for the retirement facility remained relatively constant.
Corporate general and administrative expenses increased from $852,000 to $1.2 million, due primarily to the write-down of receivables of approximately $200,000 and the accrual of taxes of $200,000, offset by reductions in salaries and wages of approximately $50,000.
Interest Income: Interest income decreased approximately $200,000 from 2008 to 2009 due to the reduction interest rate on portions of the notes receivable from eight percent to the prime rate plus two percent during 2009.
Interest Expense: Interest expense for 2009 decreased approximately $150,000 due to the pay-off of $6.9 million of related party debt in the first quarter of 2008.

Gain on sale of assets: In 2008, the Company sold its investment in mineral rights in the Fayetteville Shale for a gain of approximately $16.4 million. No gain or loss was recorded on sales of assets in 2009.
Other Income: Other income decreased from $464,000 in 2008 to 68,000 in 2009. Other income in 2008 is primarily due to cash received from receivables that were previously fully reserved.

New Concept Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	Year Ended
	December 31,
	2009	2008
Revenue
Oil and gas operations, net of royalties	$1,241	$672
Real estate operations	2,857	2,888

	4,098	3,560

Operating expenses
Oil and gas operations	1,516	496
Real estate operations	1,334	1,400
Lease expense	958	954
Corporate general and administrative	1,207	852
Accretion of asset retirement obligation	117	—
Impairment of natural gas and oil properties	1,695	—

	6,827	3,702

Operating earnings (loss)	(2,729)	(142)

Other income (expense)
Interest income	574	785
Interest expense	(123)	(270)
Gain on sale of assets, net	—	16,432
Other income, net	68	464

	519	17,411

Earnings from continuing operations	(2,210)	17,269
Provision for income taxes	—	(1,774)

Net income from continuing operations	(2,210)	15,495

Discontinued operations (net of income taxes)
Loss from operations	—	—
Gain (loss) from sale of assets	—	—

Net loss from discontinued operations	—	—

Net income applicable to common shares	$(2,210)	$15,495

Earnings (loss) per common share — basic
Continuing operations	$(1.27)	$8.92
Discontinued operations	—	—

Net earnings (loss) per share	$(1.27)	$8.92

Weighted average common and equivalent shares outstanding — basic	1,737	1,737
The accompanying notes are an integral part of these statements.

New Concept Energy Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,
	2009	2008
Assets

Current assets:

Cash and cash equivalents	$155	$190
Accounts receivable from oil and gas sales	203	353
Note and interest receivable — related party	11,206	10,731
Other current assets (including $189 from related parties in 2008)	567	428

Total current assets	12,131	11,702

Oil and natural gas properties (full cost accounting method):

Proved developed and undeveloped oil and gas properties, net of depletion	11,372	13,022

Property and equipment, net of depreciation:

Land, buildings and equipment — oil and gas operations	1,337	1,291
Other	149	149

Total property and equipment	1,486	1,440

Other assets	132	228

Total Assets	$25,121	$26,392

The accompanying notes are an integral part of these statements.

New Concept Energy Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS — CONTINUED
(amounts in thousands, except share amounts)

	December 31,
	2009	2008
Liabilities And Stockholders’ Equity

Current liabilities:

Accounts payable — trade	$154	$202
Accrued expenses	2,711	1,944

Total current liabilities	2,865	2,146

Long-term debt:
Notes payable	1,198	1,026
Asset retirement obligation	2,450	2,334
Other long-term liabilities	326	394

Total liabilities	6,839	5,900
Stockholders’ equity:
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,939 shares at December 31, 2009 and 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,577)	(38,367)

	18,282	20,492

Total Liabilities & Equity	$25,121	$26,392